Exhibit 99.1

Item 6. Selected Financial Data

The following table sets forth selected financial data for the periods and dates indicated. Comparative results are affected by property acquisitions and dispositions during the periods shown. This data should be read in conjunction with, and is qualified in its entirety by reference to, management’s discussion and analysis of financial condition and results of operations and the consolidated financial statements and accompanying notes included elsewhere in this Filing.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Income Statement Data:
Revenues:
Hotel operating revenues	$899,474	$941,455	$879,324	$682,541	$498,122
Rental income	328,051	316,819	120,649	114,332	112,325
FF&E reserve income	23,837	22,286	20,299	19,767	18,147
Interest income	1,312	4,919	2,674	1,373	627
Total revenues	1,252,674	1,285,479	1,022,946	818,013	629,221

Expenses:
Hotel operating expenses	620,008	657,000	618,334	476,858	333,818
Interest	156,844	148,110	81,451	65,263	50,393
Depreciation and amortization	239,166	216,688	141,198	127,242	110,333
General and administrative	37,751	37,223	25,090	22,514	18,659
Reserve for straight line rent receivable	19,613	—	—	—	—
Loss on asset impairment	53,225	1,332	—	7,300	—
TA spin off costs	—	2,711	—	—	—
Total expenses	1,126,607	1,063,064	866,073	699,177	513,203

Income before income taxes	126,067	222,415	156,873	118,836	116,018
Income tax expense	(1,846)	(2,191)	(372)	(57)	—
Income before gain on sale of real estate and discontinued operations	124,221	220,224	156,501	118,779	116,018
Gain on sale of real estate, net	114	—	—	—	203
Income from continuing operations	124,335	220,224	156,501	118,779	116,221
Discontinued operations:
Income from discontinued operations	—	7,440	12,538	11,124	10,870
Gain on sale of real estate used by discontinued operations	—	95,711	—	—	—
Net income	124,335	323,375	169,039	129,903	127,091
Preferred distributions	29,880	26,769	7,656	7,656	9,674
Excess of liquidation preference over carrying value of preferred shares	—	—	—	—	2,793
Net income available for common shareholders	$94,455	$296,606	$161,383	$122,247	$114,624
Common distributions declared	$289,380	$287,272	$225,927	$205,162	$193,523
Weighted average common shares outstanding	93,944	93,109	73,279	69,866	66,503
Per Common Share Data:
Income from continuing operations available for common shareholders	$1.01	$2.08	$2.03	$1.59	$1.56
Income from discontinued operations available for common shareholders	$—	$1.11	$0.17	$0.16	$0.16
Net income available for common shareholders	$1.01	$3.19	$2.20	$1.75	$1.72
Distributions per common share	$3.08	$3.06	$2.95	$2.90	$2.88
Balance Sheet Data
(as of December 31):
Real estate properties, at cost	$6,407,884	$6,196,231	$4,018,781	$3,606,404	$3,161,259
Real estate properties, net	5,347,681	5,346,761	3,316,268	2,997,605	2,608,019
Total assets	5,572,737	5,677,168	3,957,463	3,114,607	2,689,425
Debt, net of discount	2,639,060	2,542,032	1,199,830	960,372	697,505
Shareholders’ equity	2,628,427	2,821,654	2,447,540	1,855,455	1,685,873